                                                                                                                                                                                                                                                                 Exhibit 10.15

LOAN SALE AGREEMENT

Dated and Effective as of April 30, 2007

by and between

DATA SALES GROUP, INC.,

SELLER,

 and

CS FINANCING CORPORATION,

BUYER

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LOAN SALE AGREEMENT

THIS LOAN SALE AGREEMENT ("Agreement "), is made and entered into as of the 30th day of April, 2007, by and between Data Sales Group, Inc. ("Seller"), a Minnesota corporation, having an address of 3450 West Burnsville Parkway, Burnsville, Minnesota  55337, and CS Financial Corporation ("Buyer"), a California corporation, having an address of21 Tamal Vista Blvd., Suite 230, Corte Madera, CA  94925.

 RECITALS

A.  Seller is the owner of and wishes to sell the Loan (as defined in Article 1 below) on the terms and subject to the conditions set forth herein.

B.  Buyer wishes to purchase the Loan, on the terms and subject to the conditions set forth herein.

 AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein set forth and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

 ARTICLE 1
DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings indicated:

Section 1.1  “Agreement” means this Loan Sale Agreement, including all Exhibits and Schedules hereto.

Section 1.2  “Assigned Rights” means all right, title and interest in, to and under the Loan and the Loan Documents, including, without limitation, all rights to principal, interest, fees, costs and expenses payable thereunder commencing as of the Closing Date and all other rights and claims thereunder.

Section 1.3  “Assignment of Assigned Rights” means the document to be delivered on the Closing Date by Buyer and Seller, the form of which is attached hereto as Exhibit A, whereby Seller assigns to Buyer, and Buyer accepts from Seller, the Assigned Rights.

Section 1.4  “Business Day” means any day on which Seller is open for business other than a Saturday, a Sunday or a state or Federal holiday in the State of California.

Section 1.5  "Closing" means the occurrence of all acts required by this Agreement to assign and transfer the Assigned Rights from Seller to Buyer and for Buyer to accept and assume the Assigned Rights from Seller.

Section 1.6  “Closing Date” means April 30, 2007, or such other date upon which Buyer and Seller may mutually agree.

Section 1.7  “Closing Documents” means all documents described herein that are required to be delivered at the Closing by Seller or Buyer.

Section 1.8  “Collateral” means the guaranty of Jeffrey Allen Gardner securing the Loan Note as described in the Loan Documents.

Section 1.9  “Collateral Document” means the guaranty agreement of Jeffrey Allen Gardner securing the Loan Note.

Section 1.10  “Loan” means (a) the obligation evidenced by the Loan Note, the Loan Documents and/or any amendment thereto; (b) all rights, powers, liens or security interests of Seller in or under any Collateral Document; and (c) any judgments founded upon the Loan Note or any other Loan Document, to the extent attributable thereto, or any lien arising therefrom.

Section 1.11  “Loan Documents" means all of the agreements, certificates, legal opinions or other documents related to, or evidencing, the Loan, as obtained at the time of its origination and any subsequent modification, including, but not limited to, the Loan Note, the Collateral Document, the Debt Subordination Agreement dated as of August 7,2006, loan agreements, guarantees, and credit reports.

Section 1.12  “Loan Files” means all documents, the Loan Note and the Collateral Document, in the possession of Seller pertaining to the Loan.

Section 1.13 “Loan Note” means that certain Amended and Restated Subordinated Promissory Note dated August 7, 2006  evidencing an indebtedness of the principal sum of $2,000,000.00 executed by Assured Financial, LLC, a Minnesota limited liability   company, as borrower, (“Borrower”), in favor of Seller, as lender.

Section 1.14  “Obligor” means Assured Financial, LLC, a Minnesota limited liability company, and any other person or entity obligated for the Loan.

Section 1.15  “Purchase Price” means the sum of Two Million Twenty Four Thousand Six Hundred Fifity Seven Dollars and 54/100 ($2,024,657.54).

ARTICLE 2
PURCHASE AND SALE OF THE ASSIGNED RIGHTS

Section 2.1                      Agreement to Sell and Purchase Assigned Rights. On the Closing Date, Seller agrees to sell, transfer and assign, and Buyer agrees to purchase the Assigned Rights.

Section 2.2                      Assignment of Assigned Rights. On the Closing Date, Seller and Buyer shall each execute and deliver to each other an Assignment of Assigned Rights in the form of Exhibit A hereto, executed by an authorized representative of Seller and Buyer, which Assignment of Assigned Rights shall sell, transfer, assign, set-over, convey and delegate to Buyer the Assigned Rights.

Section 2.3                      Consideration for Assigned Rights. As consideration for the transfers and assignments hereunder by Seller, Buyer shall pay the Purchase Price to Seller.

ARTICLE 3
REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

Buyer hereby represents, warrants and covenants as of the date hereof and as of the Closing Date that:

Section 3.1  Authorization and Compliance. Buyer is duly and legally authorized to enter into this Agreement and has complied with all laws, rules, regulations, charter provisions and bylaws to which it may be subject, and that the undersigned representative is authorized to act on behalf of and bind Buyer to the terms of this Agreement.

Section 3.2 Binding Obligation of Buyer. Assuming due authorization, execution and delivery by each other party hereto, this Agreement and all of the obligations of Buyer hereunder are the legal, valid and binding obligations of Buyer, enforceable in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 4.1 Authorization and Compliance. Seller is duly and legally authorized to enter into this Agreement and has complied with all laws, rules, regulations, charter provisions and bylaws to which it may be subject, and that the undersigned representative is authorized to act on behalf of and bind Seller to the terms of this Agreement.

Section 4.2 Binding Obligation of Seller. Assuming due authorization, execution and delivery by each other party hereto, this Agreement and all of the obligations of Seller hereunder are the legal, valid and binding obligations of Seller enforceable in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

Section 4.3 Seller is the owner and holder of the Loan Documents and has not previously granted, assigned, pledged or transferred the Assigned Rights, there are no outstanding agreements to sell the Assigned Rights to which Seller is a party, nor rights of first refusal to purchase the Assigned Rights, the Assigned Rights are free from all liens and encumbrances; Seller has good right to sell the Assigned Rights and Seller will defend the same from the claims of all others.

Section 4.4                      No litigation is pending or, to the best of the Seller's knowledge, threatened against the Seller that would prohibit the execution or delivery of, or performance under, this Agreement by the Seller

Section 4.5                      Seller hereby represents that the outstanding principal balance of the Loan is $2,000,000, as of the date hereof, and that the accrued interest thereon is $24,657.54, as of the date hereof, and that Obligor, the payor under the Loan Note, has no defense, set-off or claim against said indebtedness.

ARTICLE 5
CONDITIONS PRECEDENT

Section 5. 1                      Notwithstanding anything in this Agreement to the contrary, Buyer's obligation to purchase the Assigned Rights and Obligations shall be subject to and contingent upon the satisfaction of each of the following conditions precedent, prior to or on the Closing Date:

(a) All Closing Documents necessary to consummate the transactions contemplated in this Agreement shall have been executed and delivered by Seller and Buyer as required by this Agreement.

(b) Neither Buyer nor Seller shall have terminated this Agreement pursuant to the terms of this Agreement.

(c) Seller’s delivery to Buyer of a certificate executed and delivered by Obligor to Seller confirming Obligor’s unqualified consent to Seller’s assignment of (i) the Loan Note; (ii) the Debt Subordination Agreement dated as of August 7, 2006; and (iii) the Guaranty dated as of August 7, 2006 made by Jeffrey Allen Gardner in favor of Seller.

(d) Seller’s delivery to Buyer of a certificate executed and delivered by Jeffrey Allen Gardner to Seller confirming Jeffrey Allen Gardner’s unqualified consent to Seller’s assignment of the Loan Note.

Section 5.2                      Failure or Waiver of Conditions Precedent. In the event any of the conditions set forth in Section 5.1 do not occur as of the Closing Date, or have not been waived in writing by Buyer or Seller, respectively, the party for whose benefit the failed condition exists may terminate this Agreement by written notice to the other party, and neither party shall have any further obligation to the other, other than as a result of a breach by Seller or Buyer as the case may be, or as stated in this Agreement.

ARTICLE 6
CLOSING

Section 6.1                      Closing. The Closing shall occur on the Closing Date and, upon the agreement of Seller and Buyer, shall be conducted either by mail or in person at the place designated by Buyer and reasonably acceptable to Seller.

Section 6.2                      Deliveries by Seller. At Closing, Seller shall deliver to Buyer the following:

(a)  a counterpart Assignment and Assumption of Assigned Rights, executed by Seller;

(b)           the original Loan Note endorsed to the order of Buyer, together with an allonge therefor;

(c)           Assignment of the Guaranty  dated as of August 7, 2006  made by Jeffrey Allen Gardner in favor of Seller; and

(d)           the documents set forth in Section 5.1 above, if not previously provided to Buyer.

Section 6.3                      Delivery of Collateral Documents Seller agrees to make available to Buyer at Buyer’s place of business on the Closing Date each original Collateral Document in Seller's possession affecting the Loan, together with copies of the contents of the Loan Files.

Section 6.4                      Closing Costs. Seller and Buyer shall each pay the fees and expenses of their respective legal counsel incurred in connection with this transaction. On the Closing Date, Buyer shall deposit with the Seller, by wire transfer of immediately available funds, the Purchase Price.

ARTICLE 7
BREACH OF THE AGREEMENT

Section 7.1                      Seller's Breach. If Seller breaches this Agreement, and Buyer does not close the transactions contemplated hereunder or such breach is discovered after Closing, Seller shall be allowed a reasonable opportunity to cure the breach. If the breach cannot be cured Buyer may, at Buyer's option, pursue all of Buyer's rights and remedies that Buyer may have under this Agreement and at law and/or in equity.

Section 7.2                      Buyer's Breach. If Buyer defaults under this Agreement, Seller's sole and exclusive remedy at law shall be to terminate this Agreement.

Section 7.3                      Survival. The parties agree that Seller's and Buyer's warranties and representations contained in this Agreement and in any document (including any certificate) executed pursuant to this Agreement shall survive the Closing.

ARTICLE 8
NOTICES

Unless otherwise provided for herein, all notices and other communications required or permitted hereunder shall be in writing (including a writing delivered by facsimile transmission and simultaneously sent by regular mail) and shall be deemed to have been duly given (a) when delivered, if sent by registered or certified mail (return receipt requested), (b) when delivered, if delivered personally or by facsimile or (c) on the second following Business Day, if sent by overnight mail or overnight courier, in each case to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

If to the Buyer:	CS Financing Corporation
21 Tamal Vista Blvd.
Suite 230
Corte Madera, CA 94925
Attention: Timothy Redpath
Fax No. 415-927-7291

with a copy to:	Keesal, Young & Logan
400 Oceangate
Long Beach, CA 90802
Attention: Robert J. Stemler, Esq.
Fax No. 562-436-7416

If to the Seller:	Data Sales Group, Inc.
3450 West Burnsville Parkway

Burnsville, Minnesota 55337
Attention: Ronald Breckner
Fax No.952-895-3820

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ARTICLE 9
MISCELLANEOUS PROVISIONS

Section 9.1                      Severability. Each part of this Agreement is intended to be severable. If any term, covenant, condition or provision hereof is unlawful, invalid, or unenforceable for any reason whatsoever, and such illegality, invalidity, or unenforceability does not affect the remaining parts of this Agreement, then all such remaining parts hereof shall be valid and enforceable and have full force and effect as if the invalid or unenforceable part had not been included.

Section 9.2                      Rights Cumulative; Waivers. The rights of each of the parties under this Agreement are cumulative and may be exercised as often as any party considers appropriate. The right of each of the parties hereunder shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such right shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute suspension or any variation of any such right.

Section 9.3                      Headings. The headings of the Articles and Sections contained in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

Section 9.4                      Construction. Unless the context otherwise requires, singular nouns and pronouns, when used herein, shall be deemed to include the plural of such noun or pronoun and a pronoun of one gender shall be deemed to include the equivalent pronoun of the other gender.

Section 9.5                      Prior Understandings. This Agreement supersedes any and all prior discussions and agreements between Seller and Buyer with respect to the purchase of the Loans and other matters contained herein, and this Agreement contains the sole and entire understanding between the parties hereto with respect to the transactions contemplated herein.

Section 9.6                      Integrated Agreement. This Agreement and all Schedules and Exhibits hereto constitute the final complete expression of the intent and understanding of Buyer and Seller. This Agreement shall not be altered or modified except by a subsequent 'writing, signed by Buyer and Seller.

Section 9.7                      Counterparts. This Agreement may be executed by fax (if promptly followed by the original) and in any number of counterparts, each of which shall constitute one and the same instrument, and either party hereto may execute this Agreement by signing any such counterpart.

Section 9.8                      Survival. Each and every covenant hereinabove made by the parties to this Agreement shall survive the Closing, and shall not merge into the Closing Documents, but instead shall he independently enforceable for such period.

Section 9.9                      Governing Law. This Agreement shall be construed, and the rights and obligations of the Seller and the Buyer hereunder determined, in accordance with the law of the State of California.

Section 9.10                    Expenses. Except as expressly set forth to the contrary in this Agreement, each party hereto shall be responsible for and bear all of its own respective expenses, including without limitation, expenses of legal counsel, accountants, and other advisors, incurred at any time in connection with pursuing or consummating this Agreement and the transactions contemplated thereby.

Section 9.11                   Brokers. Each party to this Agreement represents and warrants to the other that, in connection with the sale and purchase of the Loan, the party so representing and warranting has not dealt with any broker, agent or finder, and there is no commission, charge or other compensation due on account thereof. Buyer and Seller shall indemnify and hold each other harmless against and from any inaccuracy in such representation. The rights, obligations, warranties and representations of the parties hereto under the provisions of this Section 9.11 survive Closing or any termination of this Agreement before Closing.

Section 9.12                   Further Assurances. Each party shall provide to the other party such other information regarding the Loans or the Collateral as the other party may reasonably request, and each party shall execute and deliver such other documents, deliver such other items and take such other actions as may be reasonably requested to allow the completion and consummation (or termination, as appropriate) of all tasks and the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:   CS FINANCING CORPORATION

 /s/ Timothy R. Redpath
Name:Timothy R. Redpath
Title: CEO

SELLER:   DATA SALES GROUP, INC.

/s/ Robert Breckner
Name: Robert Breckner
Title: Partner

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EXHIBIT A
FORM OF ASSIGNMENT OF ASSIGNED RIGHTS AND OBLIGATIONS

This Assignment and Assumption of Assigned Rights and Obligations is entered into by and between DATA SALES GROUP, INC., a Minnesota corporation ("Assignor") and CS FINANCING CORPORATION, a California corporation ("Assignee").

RECITALS

Assignor and Assignee entered into that certain Loan Sale Agreement effective April 30, 2007 (the "Loan Sale Agreement").

The Loan Sale Agreement provides for the sale and transfer by Assignor to Assignee of certain Assigned Rights and Obligations (such term and all other capitalized terms used herein and not otherwise defined herein have the definitions ascribed to them in the Loan Sale Agreement).

In exchange for the Purchase Price set forth in the Loan Sale Agreement and such other good and valuable consideration as provided in the Loan Sale Agreement, Assignor hereby agrees to sell to Assignee the Assigned Rights and Obligations as set forth in the Loan Sale Agreement and pursuant to the terms, conditions and provisions hereof.

NOW, THEREFORE, premises considered:

Assignor hereby transfers, assigns and conveys all right, title, interest and obligations in, to and under the Loans and the Loan Documents set forth on Schedule 1 hereto, including, without limitation, all rights to principal, interest, fees, costs and expenses payable thereunder after the Closing Date and all other rights and claims thereunder.

Dated: April 30, 2007
ASSIGNOR:  DATA SALES GROUP, INC.

/s/Robert Breckner
Name: Robert Breckner
Its: Partner

ASSIGNEE:  CS FINANCING CORPORATION

/s/Timothy R. Redpath
Name:Timothy R. Redpath
Its: Chief Executive Officer

 SCHEDULE 1

ASSIGNMENT OF ASSIGNED RIGHTS AND OBLIGATIONS

1.    Amended and Restated Subordinated Promissory Note dated August 7, 2006, evidencing an indebtedness in the principal sum of $2,000,000.00, executed by Assured Financial, LLC, a Minnesota limited liability company, as borrower, in favor of Data Sales Group, Inc., as lender;

2.    Debt Subordination Agreement dated August 7, 2006;

3.    Guaranty Agreement made by  Jeffrey Allen Gardner in favor of Data Sales Group, Inc.;

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